UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2006
Adams Respiratory Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51445	75-2725552

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
4 Mill Ridge Lane, Chester, New Jersey 07930
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (908) 879-1400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 27, 2006, Adams Respiratory Operations, Inc. (the “Company”), a wholly-owned subsidiary of Adams Respiratory Therapeutics, Inc. (“Adams”), entered into an Asset Purchase Agreement with Cardinal Health PTS, LLC (“Cardinal”), pursuant to which the Company will acquire certain rights and assets (the “Acquired Assets”) used in the manufacture of the products manufactured by Cardinal for Adams (the “Products”), including products marketed under the Mucinex® and Humibid® brands (the “Acquisition”). Cardinal had previously acquired from Adams these rights to manufacture the Products for Adams under an Asset Purchase Agreement, dated March 24, 2004, by and between Adams and Cardinal, as amended.
     The terms of the Asset Purchase Agreement provide for the Company to pay, on the date of closing, the value of the Acquired Assets (the “Closing Value”), as estimated as of the date of closing, plus Cardinal’s out-of-pocket costs (the “Transaction Costs”) incurred in terminating and selling the Acquired Assets (the “Estimated Purchase Price”). Within 30 calendar days of the date of closing, Cardinal will provide the Company with an adjusted purchase price based on an adjusted Closing Value and any adjustments to the Transaction Costs. Within 5 business days after the Company and Cardinal have determined the final purchase price, Cardinal must pay any decrease in the Estimated Purchase Price and the Company must pay any increase in the Estimated Purchase Price.
     Consummation of the Acquisition is subject to customary conditions, including (i) the receipt of any authorizations, consents, registrations or similar approvals required under any applicable law and (ii) the absence of any proceeding, injunction or final judgment prohibiting or obtaining relief with respect to the Acquisition. Moreover, each party’s obligation to consummate the Acquisition is subject to certain other conditions, including but not limited to (i) the accuracy of the representations and warranties of the other party, (ii) compliance of the other party with its covenants contained in the Asset Purchase Agreement, (iii) Cardinal having obtained the consents required by the Asset Purchase Agreement and having removed liens on the Acquired Assets, (iv) no material adverse change having occurred to the Acquired Assets and (v) the execution by each party of certain ancillary agreements, including a lease assignment, commercial services agreement, commercial manufacturing agreement, commercial packaging agreement, quality agreement and transition services agreement.
     In addition, the Asset Purchase Agreement contains representations and warranties the Company and Cardinal made to each other as of the date of the Asset Purchase Agreement or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for the purposes of the contract between the Company and Cardinal and are subject to important qualifications and limitations agreed to by those parties in connection with negotiating the Asset Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules, are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between the Company and Cardinal rather than establishing matters as facts.
     In connection with the Asset Purchase Agreement, Cardinal has assigned to the Company its lease for the manufacturing facility located in Fort Worth, Texas and the contracts related to the manufacture of the Products, including the guaifenesin supply arrangements with Delta Synthetic Co., LTD and Boehringer Ingelheim Chemicals, Inc. Additionally, as contemplated by the Asset Purchase Agreement, on July 31, 2006, the parties also entered into a Commercial Manufacturing Agreement pursuant to which Cardinal will supply guaifenesin granulate to the Company.
     The foregoing descriptions of the Acquisition and the Asset Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Asset Purchase Agreement, which is filed as Exhibit 2.1 hereto, and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets
     On July 31, 2006, the Company consummated the Acquisition from Cardinal. Under the terms of the Asset Purchase Agreement, the Company paid Cardinal the Estimated Purchase Price of $24 million at the time of closing. In addition, within 5 days of determining the final purchase price, the Company will pay any increase in the Estimated Purchase Price.
Item 8.01 Other Events.
     On July 27, 2006, Adams issued a press release announcing the entry into the Asset Purchase Agreement with Cardinal. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit
Number	Description
2.1	Asset Purchase Agreement, dated as of July 27, 2006, by and between the Company and Cardinal Health PTS, LLC.*†

99.1	Press release dated July 27, 2006

*	Schedules are omitted but will be furnished to the SEC supplementally upon request.

†	Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The confidential portions have been filed with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESPIRATORY THERAPEUTICS, INC.
(Registrant)

August 2, 2006	By:	/s/ David P. Becker David P. Becker
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Asset Purchase Agreement, dated as of July 27, 2006, by and between the Company and Cardinal Health PTS, LLC.*†

99.1	Press release dated July 27, 2006

*	Schedules are omitted but will be furnished to the SEC supplementally upon request.

†	Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The confidential portions have been filed with the SEC.